Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN, INTO OR FROM ANY JURISDICTION
WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR
REGULATIONS OF SUCH JURISDICTION

Liberty Global Increases Its Stake in ITV, the
Leading Commercial Broadcaster in the U.K., to 9.9%

Denver, Colorado - July 31, 2015:

Acquisition of ITV Shares

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) announced today that it has acquired 138.7 million shares in ITV plc (“ITV”), thereby increasing its existing stake to a total of 398.5 million shares in ITV or approximately 9.9% of ITV’s ordinary shares outstanding. Liberty Global has at the same time entered into a hedging transaction with respect to the ITV shares it has acquired and obtained further financing from its hedge counterparty. The acquisition of the additional ITV shares, combined with amending an existing hedging transaction with respect to ITV shares, will result in net cash being released to Liberty Global.

CEO Mike Fries stated, “Given ITV's operating and stock price performance, we were able to increase our stake to 9.9% with no incremental investment by hedging our existing equity position. This investment remains an opportunistic one for us in our largest market. ITV is a well-run company with attractive growth potential, and we are pleased to increase our position as their largest shareholder.”

With this level of investment, no prior regulatory approvals are required. Our stake in ITV and the related hedging arrangements are attributed to the Liberty Global Group for purposes of our tracking stock capital structure.

U.K. Takeover Code Note

Liberty Global confirms that it does not intend to make an offer to acquire ITV.

Although Liberty Global does not intend to make such an offer, for the purposes of Rule 2.8 of the City Code on Takeovers and Mergers (the “Code”), Liberty Global does reserve the right, in the circumstances set out in Note 2 to Rule 2.8 of the Code or with the consent of the Takeover Panel, to announce an offer or possible offer or make or participate in an offer or possible offer for ITV (and/or take any other action which would otherwise be restricted by Rule 2.8 of the Code) within the next six months following the date of this announcement. A copy of this announcement will be made available on Liberty Global’s website.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading products are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at March 31, 2015. In addition, we served five million mobile subscribers and offered WiFi access across over five million access points.

Liberty Global’s businesses are currently attributed to two tracking stock groups: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK), which is primarily comprised of our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which is comprised of our operations in Latin America and the Caribbean.

The consumer brands of the Liberty Global Group include Virgin Media, Ziggo, Unitymedia, Telenet and UPC. Our operations also include Liberty Global Business Services and Liberty Global Ventures. The consumer brands of the LiLAC Group include VTR and Liberty. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 8462 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

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